Exhibit 10.1

PIER 1 IMPORTS, INC. DEFERRED COMPENSATION PLAN

AMENDMENT NO. 1

This Amendment No. 1 is made to the Pier 1 Imports, Inc. Deferred Compensation Plan (the “Plan”). The Plan was made effective January 1, 2011 by Pier 1 Imports, Inc. a Delaware corporation (the “Company”). This Amendment No. 1 is made effective January 1, 2013 by the Company.

WHEREAS, the Company desires to (i) amend the eligibility service requirement for Discretionary Contributions, and (ii) amend the valuation date for all key employee distributions under Section 7.08 of the Plan; and

WHEREAS, pursuant to Section 12.04 of the Plan, the Company may amend the Plan at any time, in whole or in part.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 3.01 of the Plan is amended to add the following sentence to the end of Section 3.01:

“Notwithstanding the foregoing or anything else to the contrary in this Plan, an Executive selected for participation is not required to meet the eligibility service requirement of the 401(k) Plan to receive a Discretionary Contribution.”

2.	Any distribution that is required to be delayed under Section 7.08 of the Plan will be valued as of the last business day of the calendar month preceding the actual date of distribution.

3.	This Amendment No. 1 shall not operate or be construed to alter, modify or amend the Plan except as expressly set forth herein. All capitalized terms used in this Amendment No. 1, unless specifically defined herein, have the same meanings attributed to them in the Plan. The terms and provision of the Plan, as expressly amended hereby, shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed effective January 1, 2013.

PIER 1 IMPORTS, INC.

Gregory S. Humenesky
Executive Vice President - Human Resources
October 11, 2012